Exhibit 3.1

AMENDMENT TO THE BYLAWS

OF

GWG HOLDINGS, INC.

Effective as of January 24, 2019

The following amendments are made to the Bylaws (the “Bylaws”) of GWG Holdings, Inc. (the “Corporation”) pursuant to (i) resolutions adopted by the Corporation’s Board of Directors (the “Board”) on March 28, 2018 and re-affirmed on August 10, 2018, (ii) approved by the Corporation’s stockholders on May 25, 2018 and re-affirmed on December 13, 2018.

1. Section 3.2 of the Bylaws is hereby amended in its entirety to read as follows:

“3.2 Number; Qualification; Term of Office. The Board shall consist of at least three Directors and up to nine Directors, the precise number thereof to be determined from time to time by resolution of the Board. Except as provided in Section 3.3, Directors shall be elected by the stockholders entitled to vote thereon at each annual meeting of the Stockholders by a plurality of the votes cast in the applicable election. The directors shall be divided into three classes designated Class I, Class II and Class III (each, a “Class”). Each Class shall consist, as nearly as may be possible, of one third of the total number of directors constituting the entire Board. The Board is authorized to assign Directors in office at the time the classification of Directors first takes effect to each Class. The term of office of the initial Class I Directors shall expire at the annual meeting of Stockholders to be held in 2019; the term of office of the initial Class II Directors shall expire at the at the annual meeting of Stockholders to be held in 2020; and the term of office of the initial Class III directors shall expire at the annual meeting of Stockholders to be held in 2021. Beginning with the annual meeting of Stockholders to be held in 2019, Directors to replace those of a Class whose terms expire at such annual meeting shall be chosen to hold office until the third succeeding annual meeting and until their respective successors shall have been duly elected and qualified, or until the Director’s earlier death, resignation, disqualification or removal. If the number of Directors is changed, any increase or decrease shall be so apportioned by the Board among the Classes so as to maintain the number of directors in each Class as nearly equal as possible, and any additional Director of any Class elected to fill a vacancy resulting from an increase in such Class shall hold office for a term that shall coincide with the remaining term of that Class, but in no case will a decrease in the number of Directors constituting the Board shorten the term of any incumbent Director. Directors need not be Stockholders, and need not be residents of the State of Delaware. The election of Directors need not be by written ballot.”

2. Section 3.3 of the Bylaws is hereby amended in its entirety to read as follows:

“3.3 Newly Created Directorships and Vacancies. Unless otherwise provided by applicable law or the Certificate of Incorporation, any newly created directorships resulting from an increase in the authorized number of Directors and any vacancies occurring in the Board for any cause shall be filled only by the affirmative vote of a majority of the remaining members of the Board, although less than a quorum, or by a sole remaining Director. A Director so elected shall hold office for a term that shall coincide with the remaining term of the Class such Director is elected to and until such Director’s successor shall have been duly elected and qualified, or until the Director’s earlier death, resignation or removal.”

3. Section 3.4 of the Bylaws is hereby amended in its entirety to read as follows:

“3.4 Resignation and Removal. Any Director may resign at any time by notice given in writing to the Corporation. Such resignation shall take effect at the time therein specified, and, unless otherwise specified in such resignation, the acceptance of such resignation shall not be necessary to make it effective. Any Director or the Entire Board may be removed at any time, but only for cause and only by the affirmative vote of the holders of two-thirds or more of the outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of Directors (considered for this purpose as one class) cast at a meeting of the Stockholders called for that purpose.”

4. Section 8.9 of the Bylaws is hereby amended in its entirety to read as follows:

“8.9 Amendments. These Bylaws may be altered, amended or repealed and new Bylaws may be adopted by the Board, but the Stockholders may make additional Bylaws and may alter and repeal any Bylaws whether adopted by them or otherwise; provided, however, that the alteration, amendment or repeal of all or any portion of Section 3.2 (Number; Qualification; Term of Office), Section. 3.3 (Newly Created Directorships and Vacancies), Section 3.4 (Resignation and Removal), Article 6 (Indemnification), and this Section 8.9 (Amendments) by the Stockholders shall require the affirmative vote of the holders of two-thirds or more of the outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of Directors (considered for this purpose as one class) cast at a meeting of the Stockholders called for that purpose.”

5. Except as otherwise expressly modified by this Amendment, all terms, provisions, covenants and agreement contained in the Bylaws shall remain unmodified and in full force and effect.